Exhibit 99.1
FOR IMMEDIATE RELEASE



                               Media Contact:  Sharon Corbitt
                                               Director, Communications
                                               215-323-1873
                                               scorbitt@gi.com


                            Investor Contact: Dario Santana
                                              VP, Investor Relations
                                              215-323-1213
                                              dsantana@gi.com


                   GENERAL INSTRUMENT ANNOUNCES ARBITRATION
                    DECISION IN BREACH OF CONTRACT DISPUTE
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HORSHAM, Pa (October 6, 1999) -- General Instrument Corporation
(NYSE:GIC) today announced that an American Arbitration Association panel released an interim decision in the breach of contract dispute between General Instrument and StarSight Telecast, Inc., a unit of Gemstar International Group, Ltd. (Nasdaq: GMST). Ruling with respect to General Instrument's analog set-top products only, the arbitrators found that GI had breached a 1992 license agreement and misappropriated certain StarSight trade secrets relating to electronic program guides. The arbitrators rejected StarSight's interpretation of its patents and also found that GI did not commercialize products that incorporate those patents. The panel further denied StarSight's request for an injunction.

The arbitrators found that StarSight is entitled to compensatory and punitive damages. The amount of such damages will be finally determined by the arbitrators after further submissions are made by the parties later this month. General Instrument estimates that compensatory damages will be in the range of $25 to $36 million. An additional 50% of such amount will be added as punitive damages, plus attorneys fees and costs. General Instrument has not determined whether it will oppose confirmation of the damage award. In the event an award is ultimately confirmed by a court, GI would be able to satisfy the judgment without any material impact on its financial condition or future operations.


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A separate phase of the arbitration relating to the use of electronic program guides on digital cable set-top terminals and satellite receivers is not anticipated to be scheduled until at least the second quarter of 2000.
Unlike its analog set-top products, GI does not sell a GI electronic program guide with its digital set-top products. General Instrument denies StarSight's allegations in the second phase and will continue to vigorously contest this action.

About General Instrument

General Instrument Corporation (NYSE: GIC) is a leading worldwide provider of integrated and interactive broadband access solutions, teaming with its business partners to lead the convergence of the Internet, telecommunications and video entertainment industries.

This press release contains "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995, and, accordingly, the cautionary statements contained in Exhibit 99, under the caption "Forward-Looking Information" in General Instrument Corporation's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999, are incorporated herein by reference. Actual results might differ materially from those projected in the forward-looking statements.

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